CURO Group Holdings Corp. Announces First Quarter 2020 Financial Results

Wichita, Kansas--April 30, 2020-CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a market leader in providing short-term credit to underbanked consumers, today announced financial results for its first quarter ended March 31, 2020.

“After a very promising start to the first quarter, our efforts in March turned to managing the challenges presented by the spread of COVID-19," said Don Gayhardt, President and Chief Executive Officer. "We took swift and prudent action to support our customers and employees and to strengthen our liquidity ahead of a likely economic downturn. I am extremely proud of our team's response over the past eight weeks.”

“We formalized a COVID-19 Customer Care Plan in Mid-March that empowers our customer care specialists to provide financial relief ranging from due date changes to payment waivers depending on the customer’s circumstances. We also temporarily suspended the collection of returned item fees. Our stores have been designated essential and remain open, albeit with reduced hours, to help customers and, of course, we are continuing to serve them through our online and mobile channels as well as through our contact center personnel."

“For our employees, we moved quickly to protect their health and well-being by implementing enhanced cleaning protocols at all facilities and adhering to strict social distancing guidelines in store operations. We also added incremental sick pay plans, work-from-home stipends and other measures to effectively maintain full employment through May. Nearly 100% of our corporate and contact center employees have been work-from-home since March 30th. We are incredibly grateful for the urgency, effectiveness and passion with which our team members have responded to this crisis. Our energies and resources remain focused on taking care of our customers, supporting our employees and the communities where we operate and lending responsibly."

“For our communities, we partnered with Frontline Foods to support local healthcare workers battling COVID-19. Our team of volunteers, with financial support from CURO, launched the Frontline Foods Wichita chapter (https://www.frontlinefoods.org/wichita/). In April, we delivered over 1,500 meals each week to area hospitals and will continue to deliver over 500 meals weekly through May. Additionally, our Canada volunteers are mobilizing to provide meals for healthcare workers in the Toronto area through the month of May. Curo has committed $500,000 to these efforts.”

“Our first quarter 2020 financial results were solid but certainly impacted by loan volume declines from credit tightening and higher delinquency trends in the last two weeks of the quarter. Diluted Earnings per share from continuing operations of $0.86 for the quarter and Adjusted Diluted Earnings per share(1) of $0.77 includes $0.21 per share ($12.0 million pre-tax) of incremental COVID-related provision expense as a result of additions to our Allowance for Loan Losses (the "Allowance Build") over what normally would have been required."

"We finished the quarter with strong liquidity - unrestricted cash was nearly $140.0 million - and we bolstered our liquidity earlier this month with a new non-recourse U.S. revolving credit facility. Finally, we extended the term of our Senior Secured Revolving Credit Facility to June 30, 2021. We appreciate the continued support of our banks and other capital partners that allowed us to add to our liquidity capacity and to extend our maturities. Our increased financial flexibility leaves us well-positioned to manage through the COVID-19 pandemic and to grow after the crisis abates."

Consolidated Summary Results - Unaudited

	Three Months Ended March 31,(2)
(in thousands, except per share data)	2020	2019	Variance
Revenue	$280,806	$277,939	1.0%
Gross margin	99,699	105,497	(5.5)%
Company Owned gross loans receivable	564,437	553,215	2.0%
Unrestricted Cash	138,714	82,859	67.4%
Net income from continuing operations	36,013	28,673	25.6%
Adjusted Net Income (1)	32,276	37,950	(15.0)%
Diluted Earnings per Share from continuing operations	$0.86	$0.61	41.0%
Adjusted Diluted Earnings per Share from continuing operations (1)	$0.77	$0.80	(3.8)%
EBITDA (1)	59,811	61,329	(2.5)%
Adjusted EBITDA (1)	65,787	72,854	(9.7)%
Weighted Average Shares — diluted	41,892	47,319
(1) These are non-GAAP metrics. For a reconciliation of each non-GAAP metric to the nearest GAAP metric; see the applicable reconciliations contained under "Results of Operations." For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."

(2) Excludes discontinued operations; see "Results of Discontinued Operations" for additional details.
First quarter 2020 and subsequent developments include:

•
Revenue increase of $2.9 million, or 1.0%, over the prior-year period. Revenue growth from Open-End loans in the U.S. and Canada was partially offset by a year-over-year decline in Unsecured and Secured Installment loan revenues resulting from California regulatory changes.

•
Company Owned gross loans receivable and Gross combined loans receivables grew by 2.0% and 0.9%, respectively, versus the prior-year period. Growth was impacted negatively by regulatory changes affecting Unsecured and Secured Installment loans in California and tightening of our credit standards in March 2020 related to COVID-19. Excluding California, Company Owned gross loans receivable increased 16.7% year-over-year.

•	Allowance Build of $12.0 million pre-tax ($0.21 per share of incremental provision expense) over what normally would have been required due to COVID-19.

•
Diluted Earnings per Share from continuing operations increased to $0.86 from $0.61 as compared to the prior-year quarter. Adjusted Diluted Earnings per Share decreased to $0.77 from $0.80 for the first quarter of 2019.

•	The completion of our acquisition of Ad Astra Recovery Services, Inc. ("Ad Astra"), our exclusive provider of third-party collection services for the U.S. business, on January 3, 2020.

•
Declaration of our first quarterly cash dividend of $0.055 per share ($0.22 per share annualized), paid on March 2, 2020 to stockholders of record as of the close of business on February 18, 2020. Subsequently, on April 30, 2020, our Board of Directors declared a $0.055 per share dividend payable on May 27, 2020 to stockholders of record as of May 13, 2020.

•
On April 8, 2020, we announced the closing of a new Asset-Backed Revolving Credit Facility to provide financing for U.S. Unsecured Installment and Open-End receivables, including those generated under our technology, marketing and servicing relationship with Stride Bank ("Non-Recourse U.S. SPV Facility"). The Non-Recourse U.S. SPV Facility provides for $100.0 million of borrowing capacity, dependent upon the borrowing base of eligible collateral.

As previously announced on April 8, 2020, business and financial developments directly related to uncertainties from COVID-19 include:

•	Full-year 2020 earnings guidance was withdrawn.

•	Cancellation of our 2020 Short-Term Incentive Plan.

•	Suspension of our $25 million share repurchase program.

•
Establishment of an enhanced Customer Care Program to better serve our customers as they face economic challenges and uncertainties. This program enables our team members to provide relief to customers in various ways, ranging from due date extensions, interest or fee forgiveness, payment waivers, or extended payment plans, depending on a customer’s individual circumstances. We also temporarily suspended all returned item fees.

•	The designation of most of our stores across both the U.S. and Canada as essential, allowing them to remain open.

•	Adjustments to our credit underwriting models to tighten approval rates and enhance our employment and income verification practices for both our store and on-line lending platforms.

•	Implementation of work-from-home plans for virtually all 1,100 contact center and corporate support personnel in Wichita, Toronto and Chicago.

For additional information on the impact of COVID-19, see our press release issued on April 8, 2020.

Consolidated Revenue by Product and Segment
Throughout this release, we exclude financial results of our former U.K. operations for all periods presented, as they were discontinued for accounting and reporting purposes in February 2019. See “Results of Discontinued Operations” for additional information.
The following tables summarize revenue by product, including credit services organization ("CSO") fees, for the periods indicated:

	Three Months Ended
	March 31, 2020			March 31, 2019
(in thousands, unaudited)	U.S.	Canada	Total	U.S.	Canada	Total
Unsecured Installment	$120,829	$1,580	$122,409	$134,003	$1,775	$135,778
Secured Installment	26,286	—	26,286	27,477	—	27,477
Open-End	41,990	28,992	70,982	32,593	20,276	52,869
Single-Pay	28,154	17,003	45,157	27,168	19,593	46,761
Ancillary	4,509	11,463	15,972	4,878	10,176	15,054
Total revenue	$221,768	$59,038	$280,806	$226,119	$51,820	$277,939

During the three months ended March 31, 2020, total revenue grew $2.9 million, or 1.0%, to $280.8 million, compared to the prior-year period. Geographically, the 1.9% decline in U.S. revenues was offset by a 13.9% increase in Canada revenues. From a product perspective, Unsecured Installment and Secured Installment revenues decreased 9.8% and 4.3%, respectively, due to regulatory changes in California, effective January 1, 2020, and regulatory changes for CSOs in Ohio, effective May 1, 2019. Single-Pay revenue declined $1.6 million, or 3.4%, for the three months ended March 31, 2020 compared to the prior-year period, primarily due to lower volume during the last two weeks of the first quarter of 2020 attributable primarily to the impact of COVID-19. Open-End loans in Canada grew $56.2 million, or 30.5%, from March 31, 2019, with related revenue growth of $8.7 million, or 43.0%. U.S. Open-End revenue rose 28.8% on related loan growth of $17.0 million, or 30.0%. Ancillary revenues increased 6.1% versus the prior-year period, primarily due to the sale of insurance products to Open-End and Installment loan customers in Canada.

The following table presents revenue composition, including CSO fees, of the products and services that we currently offer:

	Three Months Ended March 31,
	2020	2019
Installment	53.0%	58.7%
Canada Single-Pay	6.1%	7.0%
U.S. Single-Pay	10.0%	9.8%
Open-End	25.3%	19.0%
Ancillary	5.6%	5.5%
Total	100.0%	100.0%
For the three months ended March 31, 2020 and 2019, revenue generated through the online channel as a percentage of consolidated revenue was 47% and 46%, respectively.

Loan Volume and Portfolio Performance Analysis
The following table summarizes Company Owned gross loans receivable, a GAAP-basis balance sheet measure, with reconciliation to Gross combined loans receivable, a non-GAAP measure(1). Gross combined loans receivable include loans originated by third-party lenders through CSO programs, which are not included in the Consolidated Financial Statements but from which we earn revenue by providing a guarantee to the unaffiliated lender.

	As of
(in millions, unaudited)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Company Owned gross loans receivable	$564.4	$665.8	$657.6	$609.6	$553.2
Gross loans receivable Guaranteed by the Company	55.9	76.7	73.1	67.3	61.9
Gross combined loans receivable (1)	$620.3	$742.5	$730.7	$676.9	$615.1
(1) See "Non-GAAP Financial Measures" at the end of this release for definition and more information.
Gross combined loans receivable by product is presented below:

	As of
(in millions, unaudited)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Unsecured Installment	$123.1	$160.8	$174.5	$164.7	$161.7
Secured Installment	72.6	88.1	90.1	85.5	81.0
Single-Pay	54.7	81.4	78.0	76.1	69.7
Open-End	314.0	335.5	315.0	283.3	240.8
CSO	55.9	76.7	73.1	67.3	61.9
Total	$620.3	$742.5	$730.7	$676.9	$615.1

Gross combined loans receivable increased $5.3 million, or 0.9%, to $620.3 million as of March 31, 2020, from $615.1 million as of March 31, 2019, as growth in Open-End loans of 30.0% and 30.5% in the U.S. and Canada, respectively, offset the decline in Installment, CSO and Single-Pay loans. Gross combined loans receivable performance by product is explained further in the following sections.

Unsecured Installment Loans
Unsecured Installment revenue and related gross combined loans receivable decreased $13.4 million, or 9.8%, and $44.2 million, or 20.0%, respectively, from the prior-year period, primarily due to regulatory changes in California, effective January 1, 2020.

Unsecured Installment loans in California represented $51.5 million, or 41.8%, of total Company Owned Unsecured Installment loans as of March 31, 2020, a decrease of $38.1 million from $89.6 million, or 55.4%, as of March 31, 2019. Excluding California, Company Owned Unsecured Installment loans receivable decreased $0.5 million, or 0.7%, from the prior-year period, while revenues increased $0.1 million, or 0.3%, year-over-year.

Unsecured Installment loans Guaranteed by the Company declined $5.6 million year-over-year due to regulatory changes in Ohio, effective May 1, 2019. As a result, we no longer operate as a CSO in Ohio, which accounted for $5.1 million of Unsecured Installment loans Guaranteed by the Company as of March 31, 2019. Unsecured Installment loan balances Guaranteed by the Company declined in the last two weeks of the first quarter of 2020 due primarily to the impacts of COVID-19.

The NCO rate for Company Owned Unsecured Installment gross loans receivables in the first quarter of 2020 increased approximately 155 basis points ("bps") year-over-year, primarily due to a mix shift away from California as a result of regulatory changes. California NCO rates for Unsecured Installment loans are historically lower than our other major states. California comprised 46.4% of total U.S. Company Owned Unsecured Installment loans as of March 31, 2020, compared to 60.7% as of March 31, 2019.

The Unsecured Installment Allowance for loan losses as a percentage of Company Owned Unsecured Installment gross loans receivable ("allowance coverage") increased year-over-year, from 20.8% as of March 31, 2019 to 23.5% as of March 31, 2020, primarily as a result of the previously mentioned increase in U.S. NCO rates and Allowance Build. Sequentially (described within this release as the change from the fourth quarter of 2019 to the first quarter of 2020), allowance coverage and past-due balances increased from 22.1% to 23.5% and 26.8% to 28.4%, respectively, as of March 31, 2020.

NCO rates for Unsecured Installment loans Guaranteed by the Company improved 115 bps compared to the prior-year period. The CSO liability for losses increased year-over-year, from 14.4% for the first quarter of 2019 to 16.9% for the first quarter of 2020, due primarily to Allowance Build. Sequentially, allowance coverage and past-due balances increased from 14.2% to 16.9% and 16.8% to 17.1%, respectively, for the three months ended March 31, 2020.

	2020	2019
(dollars in thousands, unaudited)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Unsecured Installment loans:
Revenue - Company Owned	$55,569	$63,428	$65,809	$59,814	$65,542
Provision for losses - Company Owned	26,182	33,183	31,891	33,514	33,845
Net revenue - Company Owned	$29,387	$30,245	$33,918	$26,300	$31,697
Net charge-offs - Company Owned	$32,775	$35,729	$28,973	$31,970	$37,919

Revenue - Guaranteed by the Company	$66,840	$72,183	$71,424	$62,298	$70,236
Provision for losses - Guaranteed by the Company	26,338	34,858	36,664	28,336	27,422
Net revenue - Guaranteed by the Company	$40,502	$37,325	$34,760	$33,962	$42,814
Net charge-offs - Guaranteed by the Company	$27,749	$34,486	$35,916	$27,486	$30,421
Unsecured Installment gross combined loans receivable:
Company Owned	$123,118	$160,782	$174,489	$164,722	$161,716
Guaranteed by the Company (1)(2)	54,097	74,317	70,704	65,055	59,740
Unsecured Installment gross combined loans receivable (1)(2)	$177,215	$235,099	$245,193	$229,777	$221,456
Average gross loans receivable:
Average Unsecured Installment gross loans receivable - Company Owned (3)	$141,950	$167,636	$169,606	$163,219	$176,060
Average Unsecured Installment gross loans receivable - Guaranteed by the Company (3)	$64,207	$72,511	$67,880	$62,398	$68,596
Allowance for loan losses and CSO liability for losses:
Unsecured Installment Allowance for loan losses (4)	$28,965	$35,587	$38,127	$35,223	$33,666
Unsecured Installment CSO liability for losses (4)	$9,142	$10,553	$10,181	$9,433	$8,583
Unsecured Installment Allowance for loan losses as a percentage of Unsecured Installment gross loans receivable	23.5%	22.1%	21.9%	21.4%	20.8%
Unsecured Installment CSO liability for losses as a percentage of Unsecured Installment gross loans guaranteed by the Company	16.9%	14.2%	14.4%	14.5%	14.4%
Unsecured Installment past-due balances:
Unsecured Installment gross loans receivable	$34,966	$43,100	$46,537	$38,037	$40,801
Unsecured Installment gross loans guaranteed by the Company	$9,232	$12,477	$11,842	$10,087	$7,967
Past-due Unsecured Installment gross loans receivable — percentage (2)	28.4%	26.8%	26.7%	23.1%	25.2%
Past-due Unsecured Installment gross loans guaranteed by the Company -- percentage (2)	17.1%	16.8%	16.7%	15.5%	13.3%
Unsecured Installment other information:
Originations - Company Owned	$55,941	$87,080	$107,275	$102,792	$78,515
Originations - Guaranteed by the Company (1)	$64,836	$91,004	$89,644	$80,445	$68,899
Unsecured Installment ratios:
Provision as a percentage of gross loans receivable - Company Owned	21.3%	20.6%	18.3%	20.3%	20.9%
Provision as a percentage of gross loans receivable - Guaranteed by the Company	48.7%	46.9%	51.9%	43.6%	45.9%
(1) Includes loans originated by third-party lenders through CSO programs, which are not included in the Condensed Consolidated Financial Statements.
(2) Non-GAAP measure. For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."
(3) We calculate Average gross loans receivable, which we utilize to calculate product yield and NCO rates, as average of beginning of quarter and end of quarter gross loans receivable.
(4) We report Allowance for loan losses as a contra-asset reducing gross loans receivable and the CSO liability for losses as a liability on the Condensed Consolidated Balance Sheets.

Secured Installment Loans
Secured Installment revenue and the related gross combined loans receivable for the three months ended March 31, 2020 decreased 4.3% and 10.4%, respectively, compared to the prior-year period, primarily as a result of regulatory changes in California, effective January 1, 2020. California accounted for $28.6 million, or 38.5%, of total Secured Installment gross combined loans receivable as of March 31, 2020, a decrease of $14.8 million from $43.5 million as of March 31, 2019. Secured Installment Allowance for loan losses and CSO liability for losses as a percentage of Secured Installment gross combined loans receivable increased year-over-year from 11.9%, and sequentially from 11.5%, to 13.1%, for the three months ended March 31, 2020, due to Allowance Build.

	2020	2019
(dollars in thousands, unaudited)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Secured Installment loans:
Revenue	$26,286	$28,690	$28,270	$26,076	$27,477
Provision for losses	9,682	11,492	8,819	7,821	7,080
Net revenue	$16,604	$17,198	$19,451	$18,255	$20,397
Net charge-offs	$10,284	$11,548	$8,455	$7,630	$9,822
Secured Installment gross combined loan balances:
Secured Installment gross combined loans receivable (1)(2)	$74,405	$90,411	$92,478	$87,718	$83,087
Average Secured Installment gross combined loans receivable (3)	$82,408	$91,445	$90,098	$85,403	$89,505
Secured Installment Allowance for loan losses and CSO liability for losses (4)	$9,773	$10,375	$10,431	$10,067	$9,874
Secured Installment Allowance for loan losses and CSO liability for losses as a percentage of Secured Installment gross combined loans receivable	13.1%	11.5%	11.3%	11.5%	11.9%
Secured Installment past-due balances:
Secured Installment past-due gross loans receivable and gross loans guaranteed by the Company	$15,612	$17,902	$17,645	$14,570	$13,866
Past-due Secured Installment gross loans receivable and gross loans guaranteed by the Company — percentage (1)	21.0%	19.8%	19.1%	16.6%	16.7%
Secured Installment other information:
Originations (2)	$20,990	$40,961	$45,990	$49,051	$33,490
Secured Installment ratios:
Provision as a percentage of gross combined loans receivable	13.0%	12.7%	9.5%	8.9%	8.5%
(1) Non-GAAP measure. For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."
(2) Includes loans originated by third-party lenders through CSO programs, which are not included in the Condensed Consolidated Financial Statements.
(3) We calculate Average gross loans receivable, which we utilize to calculate product yield and NCO rates, as average of beginning of quarter and end of quarter gross loans receivable.
(4) We report Allowance for loan losses as a contra-asset reducing gross loans receivable and the CSO liability for losses as a liability on the Condensed Consolidated Balance Sheets.

Open-End Loans

Open-End loan balances as of March 31, 2020 increased $73.2 million, or 30.4% ($89.7 million, or 37.2%, on a constant-currency basis), compared to March 31, 2019, on 30.5% (39.5% on a constant-currency basis) growth in Canada and 30.0% growth in the U.S.

Consolidated Open-End NCO rate during the three months ended March 31, 2020 improved 160 bps versus the prior-year period, primarily as a result of seasoning of the Canada portfolio, which improved 165 bps year-over-year on a pro forma basis as described below. The Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable increased sequentially from 16.4% to 18.0% for the three months ended March 31, 2020 because of Allowance Build.

Q1 2019 Open-End Loss Recognition Change

Effective January 1, 2019, we modified the timeframe over which we charge-off Open-End loans and made related refinements to our loss provisioning methodology. Prior to January 1, 2019, we deemed Open-End loans uncollectible and charged-off when a customer missed a scheduled payment and the loan was considered past-due. Because of our continuing shift to Open-End loans in Canada and our analysis of payment patterns on early-stage versus late-stage delinquencies, we revised our estimates and now consider Open-End loans uncollectible when the loan has been contractually past-due for 90 consecutive days. Consequently, past-due Open-End loans and related accrued interest now remain in loans receivable for 90 days before being charged off against the allowance for loan losses. All recoveries on charged-off loans are credited to the allowance for loan losses. We evaluate the adequacy of the allowance for loan losses compared to the related gross loans receivable balances that include accrued interest.

Prospectively from January 1, 2019, past-due, unpaid balances plus related accrued interest charge-off on day 91.

The aforementioned change was treated as a change in accounting estimate for accounting purposes and applied prospectively beginning January 1, 2019.

The following table reports Open-End loan performance:

	2020	2019
(dollars in thousands, unaudited)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Open-End loans:
Revenue	$70,982	$71,295	$66,120	$54,972	$52,869
Provision for losses	40,991	37,816	31,220	29,373	25,317
Net revenue	$29,991	$33,479	$34,900	$25,599	$27,552
Net charge-offs	$37,098	$37,426	$28,202	$25,151	$(1,521)
Open-End gross loan balances:
Open-End gross loans receivable	$314,006	$335,524	$314,971	$283,311	$240,790
Average Open-End gross loans receivable (1)	$324,765	$325,248	$299,141	$262,051	$224,062
Open-End allowance for loan losses:
Allowance for loan losses	$56,458	$55,074	$54,233	$51,717	$46,963
Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable	18.0%	16.4%	17.2%	18.3%	19.5%
Open-End past-due balances:
Open-End past-due gross loans receivable	$49,987	$50,072	$46,053	$35,395	$32,444
Open-End past-due gross loans receivable — percentage	15.9%	14.9%	14.6%	12.5%	13.5%
(1) Average gross loans receivable calculated as average of beginning of quarter and end of quarter gross loans receivable.

In addition, the following table illustrates, on a non-GAAP pro forma basis, the 2019 quarterly results as if the Q1 2019 Open-End Loss Recognition Change had been applied to our outstanding Open-End loan portfolio as of December 31, 2018. This table is illustrative of retrospective application to determine the NCOs that would have been incurred in each quarter of 2019 from the December 31, 2018 loan book. The primary purpose of this pro forma illustration is to provide a representative level of NCO rates from applying the Q1 2019 Open-End Loss Recognition Change.

Pro Forma	2019
(dollars in thousands, unaudited)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Open-End loans:
Pro Forma Net charge-offs	$38,748	$29,762	$29,648	$31,788
Open-End gross loan balances:
Open-End gross loans receivable	$335,524	$314,971	$283,311	$240,790
Pro Forma Average Open-End gross loans receivable (1)	$325,248	$299,141	$262,051	$245,096
Pro Forma Net-charge offs as a percentage of average gross loans receivable	11.9%	9.9%	11.3%	13.0%
(1) We calculate Average gross loans receivable, which we utilize to calculate product yield and NCO rates, as average of beginning of quarter and end of quarter gross loans receivable.

Single-Pay
Single-Pay revenue declined $1.6 million, or 3.4%, for the three months ended March 31, 2020 compared to the prior-year period, primarily due to lower volume during the last two weeks of the first quarter of 2020, attributable primarily to the impact of COVID-19. The Single-Pay Allowance for loan losses as a percentage of Single-Pay gross loans receivable increased sequentially from 7.2% to 8.6% because of Allowance Build.

	2020	2019
(dollars in thousands, unaudited)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Single-Pay loans:
Revenue	$45,157	$49,844	$49,312	$45,528	$46,761
Provision for losses	9,639	12,289	14,736	12,446	8,268
Net revenue	$35,518	$37,555	$34,576	$33,082	$38,493
Net charge-offs	$10,517	$12,145	$13,913	$11,458	$8,610
Single-Pay gross loan balances:
Single-Pay gross loans receivable	$54,728	$81,447	$78,039	$76,126	$69,753
Average Single-Pay gross loans receivable (1)	$68,088	$78,787	$77,083	$72,940	$75,288
Single-Pay Allowance for loan losses	$4,693	$5,869	$5,662	$4,941	$3,897
Single-Pay Allowance for loan losses as a percentage of Single-Pay gross loans receivable	8.6%	7.2%	7.3%	6.5%	5.6%
(1) We calculate Average gross loans receivable, which we utilize to calculate product yield and NCO rates, as average of beginning of quarter and end of quarter gross loans receivable.

Results of Consolidated Operations
Condensed Consolidated Statements of Operations

(in thousands, unaudited)	Three Months Ended March 31,
	2020	2019	Change $	Change %
Revenue	$280,806	$277,939	$2,867	1.0%
Provision for losses	113,536	102,385	11,151	10.9%
Net revenue	167,270	175,554	(8,284)	(4.7)%
Advertising costs	12,219	7,786	4,433	56.9%
Non-advertising costs of providing services	55,352	62,271	(6,919)	(11.1)%
Total cost of providing services	67,571	70,057	(2,486)	(3.5)%
Gross margin	99,699	105,497	(5,798)	(5.5)%

Operating expense
Corporate, district and other expenses	42,807	49,088	(6,281)	(12.8)%
Interest expense	17,324	17,690	(366)	(2.1)%
Loss from equity method investment	1,618	—	1,618	#
Total operating expense	61,749	66,778	(5,029)	(7.5)%
Net income from continuing operations before income taxes	37,950	38,719	(769)	(2.0)%
Provision for income taxes	1,937	10,046	(8,109)	(80.7)%
Net income from continuing operations	36,013	28,673	7,340	25.6%
Net income from discontinued operations, net of tax	292	8,375	(8,083)	(96.5)%
Net income	$36,305	$37,048	$(743)	(2.0)%
# - Variance greater than 100% or not meaningful

Reconciliation of Net income from continuing operations and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per Share, non-GAAP measures

(in thousands, except per share data, unaudited)	Three Months Ended March 31,
	2020	2019	Change $	Change %
Net income from continuing operations	$36,013	$28,673	$7,340	25.6%
Adjustments:
Legal and other costs (1)	1,149	1,752
U.K. related costs (2)	—	7,817
Loss from equity method investment (3)	1,618	—
Share-based compensation (4)	3,194	2,172
Intangible asset amortization	737	796
Impact of tax law changes (5)	(9,114)	—
Cumulative tax effect of adjustments (6)	(1,321)	(3,260)
Adjusted Net Income	$32,276	$37,950	$(5,674)	(15.0)%

Net income from continuing operations	$36,013	$28,673
Diluted Weighted Average Shares Outstanding	41,892	47,319
Diluted Earnings per Share from continuing operations	$0.86	$0.61	$0.25	41.0%
Per Share impact of adjustments to Net income from continuing operations	(0.09)	0.19
Adjusted Diluted Earnings per Share	$0.77	$0.80	$(0.03)	(3.8)%
Note: Footnotes follow Reconciliation of Net income table immediately below

Reconciliation of Net income from continuing operations to EBITDA and Adjusted EBITDA, non-GAAP measures

	Three Months Ended March 31,
(in thousands, except per share data, unaudited)	2020	2019	Change $	Change %
Net income from continuing operations	$36,013	$28,673	$7,340	25.6%
Provision for income taxes	1,937	10,046	(8,109)	(80.7)%
Interest expense	17,324	17,690	(366)	(2.1)%
Depreciation and amortization	4,537	4,920	(383)	(7.8)%
EBITDA	59,811	61,329	(1,518)	(2.5)%
Legal and other costs (1)	1,149	1,752
U.K. related costs (2)	—	7,817
Loss from equity method investment (3)	1,618	—
Share-based compensation (4)	3,194	2,172
Other adjustments (7)	15	(216)
Adjusted EBITDA	$65,787	$72,854	$(7,067)	(9.7)%
Adjusted EBITDA Margin	23.4%	26.2%

(1)
Legal and other costs for the three months ended March 31, 2020 include (i) costs related to certain securities litigation and related matter, (ii) severance costs for certain corporate employees and (iii) legal and advisory costs related to the purchase of Ad Astra.

Legal and other costs of $1.8 million for the three months ended March 31, 2019 were due to eliminating 121 positions in North America. The store employee reductions helped better align store staffing with in-store customer traffic and volume patterns, as more of our growth comes from online channels and as store customers require less time in stores as they conduct more of the follow-up activities online. The elimination of certain corporate positions related to efficiency initiatives and has allowed the Company to reallocate investment to strategic growth activities.

(2)
U.K. related costs of $7.8 million for the three months ended March 31, 2019 relate to placing the U.K. subsidiaries into administration on February 25, 2019, which included $7.6 million to obtain consent from the holders of the 8.25% Senior Secured Notes to deconsolidate the U.K. Segment and $0.2 million for other costs.

(3)
The Loss from equity method investment for the three months ended March 31, 2020 of $1.6 million includes our share of the estimated GAAP net loss of Cognical Holdings, Inc. ("Katapult"). As of March 31, 2020, we owned 42.5% of the outstanding shares of Katapult.

(4)
We approved the adoption of share-based compensation plans during 2010 and 2017 for key members of senior management. The estimated fair value of share-based awards is recognized as non-cash compensation expense on a straight-line basis over the vesting period.

(5)
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act ("CARES Act") was enacted by the U.S. Federal government in response to the COVID-19 pandemic. The CARES Act, among other things, allows net operating losses ("NOLs") incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. We recorded an income tax benefit of $9.1 million related to the carryback of NOL from tax years 2018 and 2019.

(6)
Cumulative tax effect of adjustments included in Reconciliation of Net income from continuing operations to EBITDA and Adjusted EBITDA table is calculated using the estimated incremental tax rate by country.

(7)	Other adjustments primarily include the intercompany foreign exchange impact.

For the three months ended March 31, 2020 and 2019

Revenue and Net Revenue
Revenue increased $2.9 million, or 1.0%, to $280.8 million for the three months ended March 31, 2020, from $277.9 million for the three months ended March 31, 2019. U.S. revenue decreased 1.9% primarily due to regulatory changes in California. Excluding California, U.S. revenue increased 4.6%, primarily driven by Open-End growth. Canadian revenue increased 13.9% primarily due to growth in Open-End loans and the sale of payment protection insurance to Canadian Installment and Open-End customers.

Provision for losses increased by $11.2 million, or 10.9%, for the three months ended March 31, 2020 compared to the prior-year period. The increase in provision for loan losses was primarily from $12.0 million of Allowance Build, as discussed in more detail in the "Loan Product and Portfolio Performance" and "Segment Analysis" sections.

Cost of Providing Services

Non-advertising costs of providing services decreased $6.9 million, or 11.1%, to $55.4 million in the three months ended March 31, 2020, compared to $62.3 million in the three months ended March 31, 2019. Of the $6.9 million decrease, $4.7 million is related to third-party collection costs, incurred in 2019 related to Ad Astra, which were included in Non-advertising costs of providing services. Subsequent to our acquisition of Ad Astra, a wholly owned subsidiary as of January 3, 2020, its operating costs are included within "Corporate, district and other," consistent with presentation of our other internal collection costs. The remaining decrease year-over-year in Non-advertising costs of providing services is from headcount reductions in the three months ended March 31, 2019 and discretionary variable compensation comparisons.

Advertising costs increased $4.4 million, or 56.9%, year-over-year. We historically reduced advertising and customer acquisition seasonally in the first quarter of the year (concentrated in February) because of the impact on customers of U.S. federal income tax refunds. In the three months ended March 31, 2020, based on improved underwriting and evaluation of the seasonal opportunity, we increased advertising through the traditional tax refund season. We subsequently reduced advertising in the last three weeks of March 2020 because of COVID-19-related considerations.

Operating Expenses

Corporate, district and other expenses were $42.8 million for the three months ended March 31, 2020, a decrease of $6.3 million, or 12.8%, compared to the three months ended March 31, 2019. Corporate, district and other expenses in the three months ended March 31, 2020 include $3.5 million of collection costs related to Ad Astra, which prior to our acquisition of it in January 2020, were included in Non-advertising costs of providing services. For the three months ended March 31, 2020, corporate, district and other expenses include (i) $1.1 million of legal and other costs described in our reconciliation to Adjusted Net Income above and (ii) $3.2 million of share-based compensation costs. For the three months ended March 31, 2019, corporate district and other costs include (i) U.K. related costs of $7.8 million and severance costs of $1.8 million as described in our reconciliation to Adjusted Net Income above, and (ii) share-based compensation costs of $2.2 million.

Excluding Ad Astra costs, share-based compensation expense and other costs described above, comparable corporate, district and other expenses decreased $2.4 million year-over-year, primarily due to the timing and extent of variable compensation in the three months ended March 31, 2019 and market-based changes in deferred compensation plan assets and liabilities.

We account for our investment in Katapult under the equity method. We record our pro rata share of Katapult's income or losses in the Condensed Consolidated Statement of Operations with a corresponding adjustment to the carrying value of our investment in "Other assets" on the Condensed Consolidated Balance Sheet. For the three months ended March 31, 2020, our share of Katapult's loss was $1.6 million.

Interest Expense

Interest expense for the three months ended March 31, 2020 remained consistent with the prior-year period on flat year-over-year average borrowing.

Provision for Income Taxes

The effective income tax rate for the three months ended March 31, 2020 was 5.1%, compared to a tax rate of 25.9% for the three months ended March 31, 2019. The decrease in effective income tax rate was primarily due to a tax benefit from the CARES Act, which was enacted on March 27, 2020 in response to the COVID-19 pandemic. The CARES Act, among other things, allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid Federal income taxes. In the first quarter of 2020, we recorded an income tax benefit of $9.1 million related to the carry-back of NOL from tax years 2018 and 2019, which will offset pre-tax reform years and generate a refund of previously paid taxes at 35%. In addition, losses from our equity method investment in Katapult are not tax deductible. Excluding the impact of the CARES Act and Katapult, our adjusted effective income tax rate for the three months ended March 31, 2020 was 27.9%.

Segment Analysis

We report financial results for two reportable segments: the U.S. and Canada. Following is a summary of results of operations for the segment and period indicated:

U.S. Segment Results	Three Months Ended March 31,
(dollars in thousands, unaudited)	2020	2019	Change $	Change %
Revenue	$221,768	$226,119	$(4,351)	(1.9)%
Provision for losses	86,041	84,980	1,061	1.2%
Net revenue	135,727	141,139	(5,412)	(3.8)%
Advertising costs	10,945	6,354	4,591	72.3%
Non-advertising costs of providing services	37,242	44,982	(7,740)	(17.2)%
Total cost of providing services	48,187	51,336	(3,149)	(6.1)%
Gross margin	87,540	89,803	(2,263)	(2.5)%
Corporate, district and other expenses	37,650	43,880	(6,230)	(14.2)%
Interest expense	14,846	14,728	118	0.8%
Loss from equity method investment	1,618	—	1,618	#
Total operating expense	54,114	58,608	(4,494)	(7.7)%
Segment operating income	33,426	31,195	2,231	7.2%
Interest expense	14,846	14,728	118	0.8%
Depreciation and amortization	3,377	3,726	(349)	(9.4)%
EBITDA	51,649	49,649	2,000	4.0%
Legal and other costs	1,149	1,617	(468)
U.K. related costs	—	7,817	(7,817)
Loss from equity method investment	1,618	—	—
Share-based compensation	3,194	2,172	(2,172)
Other adjustments	(141)	(105)	(36)
Adjusted EBITDA	$57,469	$61,150	$(3,681)	(6.0)%
# - Variance greater than 100% or not meaningful.

U.S. Segment Results - For the three months ended March 31, 2020 and 2019

U.S. revenues decreased by $4.4 million, or 1.9%, to $221.8 million, compared to the prior-year period for the three months ended March 31, 2020, primarily due to regulatory changes in California. Excluding California, U.S. revenues increased by $7.8 million, or 4.6%, driven by a $17.0 million, or 30.0% increase in Open-End loan growth.

The provision for losses decreased $1.1 million, or 1.2%, as a result of the decline in total gross combined loans receivable, because of California regulatory changes, offset by changes in NCO rates and $5.3 million Allowance Build. For the three months ended March 31, 2020, quarterly NCO rates increased approximately 140 bps compared to the pro-forma prior-year period due to the Installment portfolio mix shift to higher loss states, as well as loan balance declines late in the quarter from COVID-19 impacts, which affected simple-average NCO rate calculations.

Non-advertising costs of providing services for the three months ended March 31, 2020 of $37.2 million, decreased $7.7 million, or 17.2%, compared to $45.0 million for the three months ended March 31, 2019. The decrease was primarily driven by the aforementioned $4.7 million of Ad Astra costs subsequent to our acquisition of it. The remaining decrease year-over-year in Non-advertising costs of providing services was from headcount reductions in the three months ended March 31, 2019 and discretionary variable compensation comparisons.

Advertising costs increased $4.6 million, or 72.3%, year-over-year. We historically reduced advertising and customer acquisition seasonally in the first quarter of the year (concentrated in February) because of the impact on customers of U.S. Federal income tax refunds. In the three months ended March 31, 2020, based on improved underwriting and evaluation of the seasonal opportunity, we increased advertising through the traditional tax refund season. We subsequently reduced advertising in the last three weeks of March 2020 because of COVID-19-related considerations.

Corporate, district and other expenses were $37.7 million for the three months ended March 31, 2020, a decrease of $6.2 million, or 14.2%, compared to the three months ended March 31, 2019. Corporate, district and other expenses for the three months ended March 31, 2020 include $3.5 million of collection costs related to Ad Astra, which were historically included in Non-advertising costs of providing services. For the three months ended March 31, 2020, corporate, district and other costs include (i) $1.1 million of legal and other costs described in our reconciliation to Adjusted Net Income above and (ii) $3.2 million of share-based compensation costs. For the three months ended March 31, 2019, corporate, district and other expenses include (i) U.K. related costs of $7.8 million and severance costs of $1.4 million as described in our reconciliation to Adjusted Net Income above, and (ii) share-based compensation costs of $2.2 million.

Excluding these aforementioned items, comparable corporate district and other expenses decreased $2.6 million year-over-year, primarily due to the timing and extent of variable compensation for the three months ended March 31, 2019 and market-based changes in deferred compensation plan assets and liabilities.

U.S. interest expense for the three months ended March 31, 2020 remained consistent with the prior-year period.

Canada Segment Results	Three Months Ended March 31,
(dollars in thousands, unaudited)	2020	2019	Change $	Change %
Revenue	$59,038	$51,820	$7,218	13.9%
Provision for losses	27,495	17,405	10,090	58.0%
Net revenue	31,543	34,415	(2,872)	(8.3)%
Advertising costs	1,274	1,432	(158)	(11.0)%
Non-advertising costs of providing services	18,110	17,289	821	4.7%
Total cost of providing services	19,384	18,721	663	3.5%
Gross margin	12,159	15,694	(3,535)	(22.5)%
Corporate, district and other expenses	5,157	5,208	(51)	(1.0)%
Interest expense	2,478	2,962	(484)	(16.3)%
Total operating expense	7,635	8,170	(535)	(6.5)%
Segment operating income	4,524	7,524	(3,000)	(39.9)%
Interest expense	2,478	2,962	(484)	(16.3)%
Depreciation and amortization	1,160	1,194	(34)	(2.8)%
EBITDA	8,162	11,680	(3,518)	(30.1)%
Legal and other costs	—	135	(135)
Other adjustments	156	(111)	267
Adjusted EBITDA	$8,318	$11,704	$(3,386)	(28.9)%

Canada Segment Results - For the three months ended March 31, 2020 and 2019
Canada revenue increased $7.2 million, or 13.9% ($7.7 million, or 14.9%, on a constant-currency basis), to $59.0 million for the three months ended March 31, 2020, from $51.8 million in the prior year due to loan growth.

Canada non-Single-Pay revenue increased $9.8 million, or 30.4% ($10.2 million, or 31.7%, on a constant-currency basis), to $42.0 million, compared to $32.2 million in the prior-year period, on growth of $54.2 million, or 27.3% ($71.5 million, or 36.1%, on a constant-currency basis), in related loan balances. The increase was driven by continued significant growth of Open-End loans. Additionally, with increased Open-End loan volume and customer acquisition, ancillary revenue increased $1.3 million versus the prior-year period, primarily driven by an increase in sales of insurance to Open-End loan customers.

Single-Pay revenue decreased $2.6 million, or 13.2% ($2.5 million, or 12.6%, on a constant-currency basis), to $17.0 million for the three months ended March 31, 2020, and Single-Pay receivables decreased $9.6 million, or 28.7% ($8.0 million, or 23.8% on a constant-currency basis), to $23.8 million from $33.4 million, in the prior year. The decreases in Single-Pay revenue and receivables were due to product mix shift in Canada from Single-Pay loans to Open-End loans, a significant decline in demand over the last two weeks of March attributable to COVID-19, and changes in Canada's currency exchange rate.

The provision for losses increased $10.1 million, or 58.0% ($10.5 million, or 60.4%, on a constant-currency basis), to $27.5 million for the three months ended March 31, 2020, compared to $17.4 million in the prior-year period. The increase in provision for loan losses was primarily a result of $6.7 million of Allowance Build. On a quarterly basis, despite the impact of lower demand over the last two weeks of March 2020 and unfavorable currency exchange rates on ending receivable balances, loss rates improved approximately 100 bps year over year. Excluding the aforementioned incremental provision expense as a result of changes in the Allowance for Loan Losses, due to lower loss rates, provision expense increased $3.3 million compared to the $7.2 million increase in revenue.

Canada cost of providing services for the three months ended March 31, 2020 was $19.4 million, an increase of $0.7 million, or 3.5% ($0.8 million, or 4.4%, on a constant-currency basis), compared to $18.7 million for the three months ended March 31, 2019.

Canada operating expenses for the three months ended March 31, 2020 were $7.6 million, a decrease of $0.5 million, or 6.5%, compared to $8.2 million in the prior-year period, primarily related to lower interest expense. There was no material impact on a constant-currency basis.

Results of Discontinued Operations

On February 25, 2019, in accordance with the provisions of the U.K. Insolvency Act 1986 and as approved by the Boards of Directors of the U.K. Subsidiaries, insolvency practitioners from KPMG were appointed as Administrators for the U.K. Subsidiaries. The effect of the U.K. Subsidiaries’ entry into administration was to place their management, affairs, business and property of the U.K. Subsidiaries under the direct control of the Administrators. Accordingly, we deconsolidated the U.K. Subsidiaries, which comprised the U.K. reportable operating segment, as of February 25, 2019 and classified them as Discontinued Operations for all periods presented.

The following table presents the results of operations of the U.K. Subsidiaries, which meet the criteria of Discontinued Operations and, therefore, are excluded from our results of continuing operations:

(in thousands, unaudited)	Three Months Ended March 31,
	2020	2019(1)
Revenue	$—	$6,957
Provision for losses	—	1,703
Net revenue	—	5,254
Cost of providing services	—	1,082
Corporate, district and other	—	3,806
(Gain) loss on disposition	(390)	39,414
Pre-tax income (loss) from Discontinued Operations	390	(39,048)
Income tax expense (income) related to disposition	98	(47,423)
Net income (loss) from discontinued operations	$292	$8,375
(1) For the three months ended March 31, 2019, includes operations through February 25, 2019

Revenue and expenses related to discontinued operations included activity prior to the deconsolidation of the U.K. subsidiaries effective February 25, 2019. For the three months ended March 31, 2019, "(Gain) Loss on disposition" of $39.4 million included the non-cash effect of eliminating assets and liabilities of the U.K. Subsidiaries as of the date of deconsolidation, as well as the effect of cumulative currency exchange rate differences on the U.S. investment in the U.K.

In connection with the disposition of the U.K. Subsidiaries, the U.S. entity that owned our interests in the U.K. Subsidiaries recognized a loss on investment. This loss resulted in an estimated U.S. Federal and state income tax benefit of $47.4 million as of March 31, 2019, to be applied against future income tax obligations. Subsequently, in 2019, we revised the estimated U.S. Federal and state income tax benefit to $46.6 million. During the three months ended March 31, 2020, we received $0.4 million of disbursements from the Administrator related to the wind-down of the U.K. Subsidiaries.

CURO GROUP HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Cash	$138,714	$75,242
Restricted cash (includes restricted cash of consolidated VIEs of $22,317 and $17,427 as of March 31, 2020 and December 31, 2019, respectively)	41,527	34,779
Gross loans receivable (includes loans of consolidated VIEs of $219,543 and $244,492 as of March 31, 2020 and December 31, 2019, respectively)	564,437	665,828
Less: allowance for loan losses (includes allowance for losses of consolidated VIEs of $25,980 and $24,425 as of March 31, 2020 and December 31, 2019, respectively)	(99,842)	(106,835)
Loans receivable, net	464,595	558,993
Right of use asset - operating leases	114,272	117,453
Deferred tax assets	—	5,055
Income taxes receivable	24,435	11,426
Prepaid expenses and other	42,437	35,890
Property and equipment, net	66,787	70,811
Goodwill	132,825	120,609
Other intangibles, net of accumulated amortization	33,944	33,927
Other assets	15,547	17,710
Total Assets	$1,075,083	$1,081,895
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable and accrued liabilities (includes accounts payable and accrued liabilities of consolidated VIEs of $12,668 and $13,462 as of March 31, 2020 and December 31, 2019, respectively)	$61,920	$60,083
Deferred revenue	6,655	10,170
Lease liability - operating leases	121,715	124,999
Accrued interest (includes accrued interest of consolidated VIEs of $627 and $871 as of March 31, 2020 and December 31, 2019, respectively)	5,392	19,847
Liability for losses on CSO lender-owned consumer loans	9,189	10,623
Debt (includes debt and issuance costs of consolidated VIEs of $87,365 and $2,491 as of March 31, 2020 and $115,243 and $3,022 as of December 31, 2019, respectively)	788,451	790,544
Other long-term liabilities	9,095	10,664
Deferred tax liabilities	13,095	4,452
Total Liabilities	$1,015,512	$1,031,382
Stockholders' Equity
Total Stockholders' Equity (Deficit)	$59,571	$50,513
Total Liabilities and Stockholders' Equity	$1,075,083	$1,081,895

Balance Sheet Changes - March 31, 2020 compared to December 31, 2019
Cash - The increase in Cash from December 31, 2019 is primarily due to (i) seasonal declines in U.S. gross receivables for federal income tax refund effects, (ii) run-off of the California Installment loan portfolios and (iii) $25.0 million draw on our Senior Revolver, partially offset by a net pay-down on our Non-Recourse Canada SPV facility.

Restricted Cash - The increase in Restricted cash from December 31, 2019 is primarily due to increased consumer demand for loans meeting the Non-Recourse Canada SPV Facility criteria as well as restricted cash balances related to Revolve Finance, our new demand deposit account.

Gross Loans Receivable and Allowance for Loan Losses - As noted in "Loan Volume and Portfolio Performance Analysis" above, changes in Gross Loans Receivable and related Allowance for Loan Losses were due to expected and normal seasonality trends from lower customer demand and loan origination volumes during the three months ended March 31, 2020, regulatory changes in California and impacts from COVID-19 during the last two weeks of the quarter.

Income Taxes Receivable and Deferred tax liabilities - The change in Income taxes receivable and Deferred tax liabilities resulted from the NOL carry-backs, as allowed by the CARES Act, enacted in March 2020, in response to the COVID-19 pandemic. See "Results of Consolidated Operations" above for additional details.

Goodwill - The increase in Goodwill from December 31, 2019 is due to our acquisition of Ad Astra on January 3, 2020, which resulted in $14.8 million of goodwill as of March 31, 2020, offset by foreign currency rate changes.

Accrued Interest - The decrease in accrued interest is primarily due to interest payments on our 8.25% Senior Secured Notes, which are due semi-annually on September 1 and March 1.

Debt Capitalization Summary
(in thousands)

	Capacity	Interest Rate	Maturity	Counter-parties	Balance as of March 31, 2020
Non-Recourse Canada SPV Facility (1)	C$175.0 million	3-Mo CDOR + 6.75%	September 2, 2023	Waterfall Asset Management	$84,724
Senior Secured Revolving Credit Facility	$50.0 million	1-Mo LIBOR + 5.00%	June 30, 2021	BayCoast Bank; Stride Bank; Hancock-Whitney Bank; Metropolitan Commercial Bank	25,000
Non-Recourse U.S. SPV Facility (2)	$100.0 million	1-Mo LIBOR + 5.75% or 9.75%(3)	April 8, 2024	Atalaya Capital Management	—
Cash Money Revolving Credit Facility (1)	C$10.0 million	Canada Prime Rate +1.95%	On-demand	Royal Bank of Canada	—
8.25% Senior Secured Notes (due 2025)	$690.0 million	8.25%	September 1, 2025		$678,727
(1) Capacity amounts are denominated in Canadian dollars, while outstanding balances as of March 31, 2020 are denominated in U.S. dollars.
(2) The Non-Recourse U.S. SPV Facility was entered into on April 8, 2020. Concurrent with the closing, we drew $35.2 million on the facility.
(3) The Non-Recourse U.S. SPV Facility provides for $100.0 million of borrowing capacity and, subject to obtaining additional commitments thereunder, the ability to expand such capacity up to $200.0 million. Prior to the increase in commitments, interest accrues at an annual rate of one-month LIBOR plus 9.75% and after the increase in commitments, one-month LIBOR plus 5.75%.

About CURO
CURO Group Holdings Corp. (NYSE: CURO), operating in two countries and powered by its fully integrated technology platform, is a market leader by revenues in providing short-term credit to underbanked consumers. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States and expanding to offer online loans and financial services across two countries. Today, CURO combines its market expertise with a fully integrated technology platform, omni-channel approach and advanced credit decisioning to provide an array of short-term credit products across all mediums. CURO operates under a number of brands including Speedy Cash®, Rapid Cash®, Cash Money®, LendDirect®, Avío Credit®, Opt+® and Revolve Finance®. With over 20 years of operating experience, CURO provides financial freedom to the underbanked.
Conference Call
CURO will host a conference call to discuss these results at 8:15 a.m. Eastern Time on Friday, May 1, 2020. The live webcast of the call can be accessed at the CURO Investor Relations website at http://ir.curo.com/.
You may access the call at 1-866-807-9684 (1-412-317-5415 for international callers). Please ask to join the CURO Group Holdings call. A replay of the conference call will be available until May 8, 2020, at 11:15 a.m. Eastern Time. An archived version of the webcast will be available on the CURO Investors website for 90 days. You may access the conference call replay at 1-877-344-7529 (1-412-317-0088 for international callers). The replay access code is 10142978.
Final Results
The financial results presented and discussed herein are on a preliminary and unaudited basis; final unaudited data will be included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements include our assumptions about the impact of COVID-19 on our financial results and our belief that we are well positioned to manage through the COVID-19 pandemic and to grow after the crisis abates. In addition, words such as “guidance,” “estimate,” “anticipate,” “believe,” “forecast,” “step,” “plan,” “predict,” “focused,” “project,” “is likely,” “expect,” “intend,” “should,” “will,” “confident,” variations of such words and similar expressions are intended to identify forward-looking statements. Our ability to achieve these forward-looking statements is based on certain assumptions and judgments, including the effects on our business of the COVID-19 pandemic, its impact on our ability to continue to service our customers, our revenue and overall financial performance and the manner in which we are able to conduct our operations, increases in charge-offs in light of the impact of the COVID-19 pandemic, our ability to execute on our business strategy and our ability to accurately predict our future financial results. These assumptions and judgments may prove to be inaccurate in the future. These forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are important factors both within and outside of our control that could cause our actual results to differ materially from those in the forward-looking statements. These factors include the impact of COVID-19 on the macro-economic environment and how that may impact our customers, our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; errors in our internal forecasts; our level of indebtedness; our ability to integrate acquired businesses; our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; actions of regulators and the negative impact of those actions on our business; our ability to protect our proprietary technology and analytics and keep up with that of our competitors; disruption of our information technology systems that adversely affect our business operations; ineffective pricing of the credit risk of our prospective or existing customers; inaccurate information supplied by customers or third parties could lead to errors in judging customers’ qualifications to receive loans; improper disclosure of customer personal data; failure of third parties who provide products, services or support to us; any failure of third-party lenders upon whom we rely to conduct business in certain states; disruption to our relationships with banks and other third-party electronic payment solutions providers; disruption caused by employee or third-party theft and errors in our stores as well as other factors discussed in our filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP, we provide certain “non-GAAP financial measures,” including:

•
Adjusted Net Income and Adjusted Earnings Per Share, or the Adjusted Earnings Measures (net income from continuing operations plus or minus restructuring and other costs, loss from equity method investment, goodwill and intangible asset impairments, certain legal settlements, certain costs related to the disposition of U.K., transaction-related costs, share-based compensation, intangible asset amortization and cumulative tax effect of adjustments, on a total and per share basis);

•	EBITDA (earnings before interest, income taxes, depreciation and amortization);

•	Adjusted EBITDA (EBITDA plus or minus certain non-cash and other adjusting items);

•	Adjusted effective income tax rate (effective tax rate plus or minus certain non-cash and other adjusting items); and

•	Gross Combined Loans Receivable (includes loans originated by third-party lenders through CSO programs which are not included in the Consolidated Financial Statements).

We believe that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of the Company's operations. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with the Company's U.S. GAAP results, provide a more complete understanding of factors and trends affecting the business.
We believe that investors regularly rely on non-GAAP financial measures, such as Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA, to assess operating performance and that such measures may highlight trends in the business that may not otherwise be apparent when relying on financial measures calculated in accordance with U.S. GAAP. In addition, we believe that the adjustments shown above are useful to investors in order to allow them to compare our financial results during the periods shown without the effect of each of these income or expense items. In addition, we believe that Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of public companies in our industry, many of which present Adjusted Net Income, Adjusted Earnings per Share, EBITDA and/or Adjusted EBITDA when reporting their results.
In addition to reporting loans receivable information in accordance with U.S. GAAP, we provide Gross Combined Loans Receivable consisting of owned loans receivable plus loans originated by third-party lenders through the CSO programs, which we guarantee but do not include in the Consolidated Financial Statements. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.
We provide non-GAAP financial information for informational purposes and to enhance understanding of the U.S. GAAP Consolidated Financial Statements. Adjusted Net Income, Adjusted Earnings per Share, EBITDA, Adjusted EBITDA and Gross Combined Loans Receivable should not be considered as alternatives to income from continuing operations, segment operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with U.S. GAAP. Readers should consider the information in addition to, but not instead of or superior to, the financial statements prepared in accordance with US GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Description and Reconciliations of Non-GAAP Financial Measures
Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA Measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our income or cash flows as reported under US GAAP. Some of these limitations are:

•	they do not include cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not include changes in, or cash requirements for, working capital needs;

•	they do not include the interest expense, or the cash requirements necessary to service interest or principal payments on debt;

•	depreciation and amortization are non-cash expense items reported in the statements of cash flows; and

•	other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

We calculate Adjusted Earnings per Share utilizing diluted shares outstanding at year-end. If the Company records a loss from continuing operations under US GAAP, shares outstanding utilized to calculate Diluted Earnings per Share from continuing operations are equivalent to basic shares outstanding. Shares outstanding utilized to calculate Adjusted Earnings per Share from continuing operations reflect the number of diluted shares the Company would have reported if reporting net income from continuing operations under US GAAP.

As noted above, Gross Combined Loans Receivable includes loans originated by third-party lenders through CSO programs which are not included in the consolidated financial statements but from which we earn revenue and for which we provide a guarantee to the lender. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.

We evaluate stores based on revenue per store, provision for losses at each store and store-level EBITDA, with consideration given to the length of time a store has been open and its geographic location. We monitor newer stores for their progress to profitability and their rate of revenue growth.
We believe Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are used by investors to analyze operating performance and to evaluate our ability to incur and service debt and the capacity for making capital expenditures. Adjusted EBITDA is also useful to investors to help assess our estimated enterprise value. The computation of Adjusted EBITDA as presented in this release may differ from the computation of similarly-titled measures provided by other companies.

Investor Relations:
Roger Dean
Executive Vice President and Chief Financial Officer
Phone: 844-200-0342
Email: IR@curo.com

Or

Financial Profiles, Inc.
Curo@finprofiles.com

(CURO-NWS)